UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2022

CORBUS PHARMACEUTICALS HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37348	46-4348039
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 River Ridge Drive
Norwood, Massachusetts		02062
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 963-0100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CRBP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2022, the Board of Directors (the “Board”) of Corbus Pharmaceuticals Holdings, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Anne Altmeyer, Ph.D., MBA, MPH, age 58, to serve as a member of the Board. Dr. Altmeyer will hold this position until the next annual meeting of the Company’s stockholders or until her successor is elected and qualified, subject to her earlier resignation or removal.

Dr. Altmeyer is the President, Chief Executive Officer and member of the board of directors of TigaTx, Inc. since June 2021, a biotech company developing engineered IgA monoclonal antibodies for the treatment of cancer patients. Before joining TigaTx, Dr. Altmeyer was the Chief Business Officer at Sigilon Therapeutics, Inc. (Nasdaq: SGTX), a biotech company developing Shielded Living Therapeutics for patients with chronic diseases, from 2019 to January 2021. From 2016 to 2021, Dr. Altmeyer was Chief Business Officer at Adicet Bio, Inc. (Nasdaq: ACET), a biotech developing allogenic, engineered gamma delta T cells for the treatment of cancer and other diseases. Prior to Adicet Bio, Dr. Altmeyer was Vice President for Business Development & Licensing at Baxalta (acquired by Shire Plc) from 2015 to 2016 where she focused on global transactions for Baxalta’s businesses. Prior to Baxalta, Dr. Altmeyer worked for Novartis Pharmaceuticals for over a decade from 2004 to 2015 in positions of increasing responsibilities within Business Development and Project Leadership. She also oversaw the Companion Diagnostics Business Development group and managed several alliances. As a project leader at Novartis, Dr. Altmeyer led multidisciplinary project teams through the generation and implementation of strategies for compounds in research, development and on the market. Prior to Novartis, Anne worked as a project manager at Merck & Co., Inc. (NYSE: MRK), supporting various therapeutic areas. Dr. Altmeyer received a Ph.D. in molecular immunology from Strasbourg University, France, and performed a postdoctoral fellowship at the New York University School of Medicine. Dr. Altmeyer has also received a MBA from Rutgers University and a MPH from the University of Medicine and Dentistry of New Jersey.

Dr. Altmeyer will participate in the Company’s standard non-employee director compensation plan, including an initial option grant to purchase 159,200 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) upon joining the Board, an annual cash retainer fee of $40,000 (pro-rated for the current year), and an annual stock option grant to purchase shares of the Company’s Common Stock.

There are no transactions between Dr. Altmeyer and the Company that would be reportable under Item 404(a) of Regulation S-K.

Concurrently with the appointment, the Company entered into an indemnification agreement with Dr. Altmeyer (the “Indemnification Agreement”), in the form previously entered into by the Company with each of the Company’s directors and executive officers, the form of which was filed as Exhibit 10.15 to the Amendment No. 1 to Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 2014. The Indemnification Agreement, subject to limitations contained therein, will obligate the Company to indemnify Dr. Altmeyer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by her in any threatened, pending or completed action, suit, claim, investigation, inquiry, administrative hearing, arbitration or other proceeding arising out of her services as a director. Subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee, and the repayment to the Company of the amounts advanced to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by the Company. The Indemnification Agreement also creates certain rights in favor of the Company, including the right to assume the defense of claims and to consent to settlements. The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, the certificate of incorporation or bylaws of the Company, any agreement, a vote of stockholders or disinterested directors, or otherwise.

The foregoing is a summary of the material terms of the Indemnification Agreement and does not purport to be complete.

Item 7.01 Regulation FD Disclosure.

On September 26, 2022, the Company issued a press release announcing the appointment of Dr. Altmeyer to its Board of Directors. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Corbus Pharmaceuticals Holdings, Inc. dated September 26, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORBUS PHARMACEUTICALS HOLDINGS, INC

Date:	September 26, 2022	By:	/s/ Yuval Cohen
Name: Yuval Cohen Title: Chief Executive Officer